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                                                                    Exhibit 10.2


                              SUBLICENSE AGREEMENT


         THIS SUBLICENSE AGREEMENT (this "Agreement") is made effective as of the 24th day of February, 2004 (the "Effective Date"), between Houston Pharmaceuticals, Inc., a Texas corporation ("HPI"), and Callisto
Pharmaceuticals, Inc., a Delaware corporation ("Callisto").

                                    RECITALS

         WHEREAS, HPI and Callisto have entered into an Asset Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), pursuant to which Callisto has agreed to purchase the 784 Patent Rights (as defined in the Purchase Agreement) from HPI;

         WHEREAS, HPI holds an exclusive license (subject to certain pre-existing rights) to use the 412 Patent Rights, as defined below, pursuant to that certain License Agreement, dated October 29, 1997, by and between HPI and the Inventors (as defined below), attached hereto as Exhibit A;

         WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Callisto wishes to obtain an exclusive license (subject to certain pre-existing rights) to use the 412 Patent Rights, on the terms and subject to the conditions set forth herein; and

         WHEREAS, the closing of the transactions contemplated by the Purchase Agreement is conditioned upon, among other things, the execution and delivery of this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HPI and Callisto hereby agree as follows:

                                    AGREEMENT

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 "412 Patent Rights" shall mean (a) that certain United States Patent number 5,874,412, issued on February 23, 1999, entitled "Bis-Anthracyclines with high activity against doxorubicin resistant tumors,"
(b) any and all foreign (including International) patents and patent applications that claim priority either directly or indirectly from US 5,874,412 or US Provisional Patent Application 60/013,869, (c) any provisionals, substitutions, divisionals, reissues, renewals, continuations, continuations-in-part, substitute applications and inventors' certificates that claim priority either directly or indirectly from US 5,874,412 or US Provisional Patent Application 60/013,869, and (d) any foreign or domestic patents issuing from any of the foregoing patent applications.

         1.2 "Affiliate" shall mean any corporation or other entity that controls, is controlled by, or is under common control with, a party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than 50% of the voting securities or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity.


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         1.3 "Licensed Process" shall mean any process that is covered in whole or in part by an issued, unexpired valid and enforceable claim contained in the 412 Patent Rights.

         1.4 "Licensed Product" shall mean any product that is covered in whole or in part by an issued, unexpired valid and enforceable claim in the 412 Patent Rights.

         1.5 "Net Sales" shall mean the gross amounts received by Callisto or its Affiliates or Sublicensees for the sale of Licensed Products to Third Parties, less the following: (a) discounts actually granted, (b) credits, rebates or allowances actually granted upon claims, damaged goods, rejections or returns of Licensed Products, including recalls, (c) freight, postage, shipping and insurance charges actually allowed or paid for delivery of Licensed Products, to the extent billed, and (d) taxes, duties or other governmental charges (other than income taxes) levied on, absorbed or otherwise imposed on sales of Licensed Products.

         1.6 "Sublicensee" shall mean a third party to whom Callisto grants a sublicense of certain rights granted to Callisto pursuant to this Agreement.

         1.7 "Term" means the period of time beginning on the date hereof and ending upon the expiration of the last to expire of the 412 Patent Rights.

         1.8 "Third Party" shall mean any entity other than Callisto or HPI or an Affiliate of Callisto or HPI.

                                   ARTICLE 2
                                     GRANTS

         2.1 License. Subject to the terms and conditions of this Agreement, HPI hereby grants to Callisto an exclusive, world-wide, royalty-bearing right (subject to certain pre-existing rights described below) to make, have made, use, lease, sell and import the Licensed Products and to practice the Licensed Processes and the 412 Patent Rights during the Term. Callisto agrees to practice the license granted under this Section 2.1 in accordance with all applicable laws, regulations and governmental guidelines.

         2.2 Sublicense. Subject to the terms and conditions of this Agreement, HPI hereby grants to Callisto an exclusive right to enter into sublicensing agreements with any other entity for the rights, privileges and licenses granted hereunder. Upon any termination of this Agreement, Sublicensees' rights shall also terminate, subject to Section 8.5 of this Agreement. With respect to any sublicenses granted pursuant to this Section 2.2, Callisto shall (a) include all of the rights and obligations due to HPI or any other party under the terms of this Agreement, and (b) collect and guarantee payment of all payments due, directly or indirectly, from Sublicensees to HPI or any other party based on the terms of this Agreement or any sublicense.

         2.3 Pre-existing Rights. Any rights granted pursuant to this Agreement are explicitly made subject to those rights retained by the University of Texas System pursuant to that certain Assignment, executed by the University of Texas System in favor of Waldemar Priebe, Jonathan B. Chaires, Teresa Przewloka, Izabela Fokt, and Roman Perez-Soler (together, the "Inventors") on October 8, 1998 (the "Assignment"). Under the terms of the Assignment, the University of Texas System and its components hold a royalty-free, non-exclusive license to use the 412 Patent Rights in educational, research and patient-care activities.


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                                   ARTICLE 3
                                  Consideration

         3.1 License Fee. In consideration of the license granted to Callisto by HPI, Callisto shall pay to HPI the consideration described in Sections 1.3(a) and 1.3(c) of the Purchase Agreement.

         3.2 Royalty. In addition to the consideration payable to HPI pursuant to Section 3.1, Callisto agrees to pay to HPI a royalty equal to two percent (2%) of Net Sales of Licensed Products.

         3.3 Manner and Place of Royalty Payments. All royalty payments hereunder shall be payable in U.S. dollars on a bi-annual basis, beginning on the first day of the sixth calendar month following the first sale of a Licensed Product.

                                   ARTICLE 4
                     REPRESENTATIONS; WARRANTIES; COVENANTS

         4.1 Licensing Rights. HPI represents and warrants that it has the legal right to grant the license granted under Section 2 of this Agreement.

         4.2 Corporate Power; Due Authorization. Each party hereto represents and warrants that it is duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation or formation and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

         4.3 Binding Agreement. Each party hereby represents and warrants that this Agreement is a valid obligation binding upon it and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such party does not (a) contravene or conflict with its organizational documents, (b) to its knowledge, contravene or conflict with or constitute a material violation of any provision of any applicable legal requirement binding upon or applicable to such party or (c) contravene or constitute a default under any material contract of the party, in the case of each of (a), (b) and (c), except as would not have a material adverse effect on such party.

         4.4 Development and Commercialization Efforts. From and after the date hereof, Callisto shall use its commercially reasonable efforts to develop and commercialize at least one drug candidate resulting from the 412 Patent Rights that meet Callisto's criteria for clinical development. Callisto shall have the sole ownership in and to any and all intellectual property rights resulting from Callisto's development efforts (the "Developments"). In the event that HPI exercises its right to terminate this Agreement pursuant to Section 6 by reason of Callisto's material breach of this Section 4.4 or as a result of a determination by Callisto's Board of Directors to abandon its development and commercialization efforts with respect to the 412 Patent Rights, Callisto agrees to grant HPI, on commercially reasonable terms, a non-exclusive license to use any of the Developments that, in the mutual determination of Callisto and HPI, are necessary to enable HPI to develop and commercialize any drug candidates resulting from the 412 Patent Rights.


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         4.5 Assignment of 412 Patent Rights. From and after the date hereof,
HPI shall use its commercially reasonable efforts to facilitate the assignment of all of the Inventors rights, title and interest in and to the 412 Patent Rights to Callisto on terms mutually agreed upon by the Inventors and Callisto. The reasonable expenses incurred by HPI while acting pursuant to this Section
4.5 shall be borne by Callisto; provided, however, that Callisto shall not be required to reimburse HPI for more than $2,500 in expenses pursuant to this
Section 4.5, and HPI shall not be obligated to incur any out-of-pocket costs pursuant to this Section 4.5 unless such costs are subject to reimbursement by Callisto.

         4.6 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         4.7 Indemnification. Callisto shall indemnify, hold harmless and defend HPI and the Inventors against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of Callisto's exercise of the license or any sublicense granted pursuant to this Agreement. This indemnification shall include, but not be limited to, any product liability.

         4.8 Limitation of Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT.

                                   ARTICLE 5
                        PATENT MAINTENANCE; INFRINGEMENT

         5.1 Maintenance. Callisto shall diligently prosecute and maintain the United States and foreign patents and applications in the 412 Patent Rights at its sole expense using counsel of its choice. Callisto shall provide HPI, upon request, with copies of all relevant documentation relating to such prosecution and HPI shall keep this documentation confidential. All patents and patent applications in the 412 Patent Rights shall be assigned solely to the Inventors (excluding applications, such as continuation in part applications, incorporating new matter).

         5.2 Infringement.

              (a) If HPI learns of any substantial infringement of the 412 Patent Rights, HPI shall so inform Callisto. During the Term, Callisto shall have the right to prosecute in its own name and at its own expense any infringement of any of the 412 Patent Rights. HPI or the Inventors may voluntarily join such suit and may be represented by counsel of their choice, each at their own expense. Callisto may not join HPI or the Inventors in a suit initiated by Callisto without such party's prior written consent, provided, however, that if HPI or the Inventors are determined by a court to be a necessary or required party in any such suit, then no consent shall be required. If, in a suit initiated by Callisto, HPI or the Inventors are involuntarily joined other than by Callisto, or if HPI or the Inventors are joined because they are deemed to be a necessary or required party, then Callisto will pay the reasonable costs incurred by HPI or the Inventors, as applicable, arising out of such suit, including but not limited to, any reasonable legal fees of counsel that HPI or the Inventors select and retain to represent them in the suit.


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              (b) Recoveries from actions brought by Callisto pursuant to
Paragraph 5.2(a) shall belong to the Callisto, provided, however, that the amount by which such recoveries exceed Callisto's expenses for such actions shall be subject to the royalty in Section 3.2 above as if the net amount of any such recovery is considered to be "Net Sales." In the event that Callisto does not elect to exercise its right to prosecute an infringement on the 412 Patent Rights pursuant to this Section 5.2, after written consent by Callisto, which such consent shall not be unreasonably withheld or delayed, HPI may do so at its own expense, controlling such action. In the event that HPI does not elect to exercise its right to prosecute an infringement on the 412 Patent Rights pursuant to this Section 5.2, then the Inventors may do so at their own expense, controlling such action. Recoveries from such actions brought by HPI or the Inventors shall belong entirely to HPI or the Inventors, as applicable.

              (c) Each party shall cooperate with the other in litigation proceedings at the expense of the party bringing suit. Litigation shall be controlled by the party bringing the suit, except that HPI and the Inventors may be represented by counsel of their choice in any suit brought by Callisto.

                                    ARTICLE 6
                                   Termination

6.1      Termination by HPI.

              (a) If Callisto materially violates any term of this Agreement, then HPI may give written notice of default ("Notice of Default") to Callisto. If Callisto fails to cure the default within forty-five (45) days of the Notice of Default, HPI may terminate this Agreement and the license granted herein prior to the expiration of the Term by a second written notice ("Notice of Termination") to Callisto. If a Notice of Termination is sent to Callisto, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve Callisto of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of HPI or the Inventors.

              (b) If the Board of Directors of Callisto shall determine to abandon its development and commercialization efforts with respect to the 412 Patent Rights, Callisto shall notify HPI in writing within 10 days of the Board's determination and HPI shall have the right to terminate this Agreement prior to the expiration of the Term at any time upon thirty (30) days' prior written notice to Callisto. Any sublicense of the 412 Patent Rights by Callisto in accordance with the terms of this Agreement shall not trigger HPI's right to terminate this Agreement so long as under the terms of any such sublicense, Callisto retains the right to terminate such sublicense if the Sublicensee fails to use its commercially reasonable efforts to develop and commercialize at least one drug candidate resulting from the 412 Patent Rights that meets the Sublicensee's criteria for clinical development. Callisto shall promptly exercise its right to terminate if it learns that any Sublicensee of the 412 Patent Rights has failed to use its commercially reasonable efforts to develop and commercialize at least one drug candidate resulting from the 412 Patent Rights that meets the Sublicensee's criteria for clinical development and upon such termination, shall promptly provide written notice to HPI (the "Notice"). HPI shall have the right to terminate this Agreement by written notice to Callisto within forty-five (45) after receipt of the Notice by HPI.


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         6.2 Termination by Callisto.

              (a) Callisto shall have the right at any time and for any reason to terminate this Agreement prior to the expiration of the Term upon thirty (30) days' prior written notice to HPI. Said notice shall state Callisto's reason for terminating this Agreement.

              (b) Any termination under Section 6.2(a) shall not relieve Callisto of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to HPI or the Inventors or action by Callisto prior to the time termination becomes effective. Termination shall not affect in any manner any rights of HPI or the Inventors arising under this Agreement prior to termination.

         6.3 Effect of Termination. Within sixty (60) days following the expiration or termination of this Agreement, each party shall return to the other party, or destroy, upon the written request of the other party, any and all confidential information of the other party in its possession and shall provide such other party with written certification to that effect, executed by a duly authorized representative of such party.

                                   ARTICLE 7
                                  MISCELLANEOUS

         7.1 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld). The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

         7.2 Notices. All notices and other communications provided for hereunder shall be in writing and shall be mailed by first-class, registered or certified mail, postage paid, or delivered personally, by overnight delivery service or by facsimile, with confirmation of receipt, addressed as follows:

         If to HPI:                         HOUSTON PHARMACEUTICALS, INC.
                                            4239 Emory Avenue
                                            Houston, TX 77005
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         If to Callisto:

                  Either party may by like notice specify or change an address to which notices and communications shall thereafter be sent. Notices sent by facsimile shall be effective upon confirmation of receipt, notices sent by mail or overnight delivery service shall be effective upon receipt, and notices given personally shall be effective when delivered.

         7.3 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, U.S.A., as such laws apply to agreements between New York residents performed entirely within the State of New York.

         7.4 Waiver. Except as specifically provided for herein, the waiver from time to time by either party of any right or failure to exercise any remedy shall not operate or be construed as a continuing waiver of the same right or remedy or of any other of such party's rights or remedies provided under this Agreement.

         7.5 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         7.6 Independent Contractors. It is expressly agreed that Callisto and HPI shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency of any kind. Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior written consent of the other party.

         7.7 Entire Agreement; Amendment. This Agreement sets forth all of the agreements and understandings between the parties hereto with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the parties with respect to the subject matter hereof, other than the Purchase Agreement. There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the parties other than as set forth herein. Except as expressly set forth in this Agreement, no subsequent amendment, modification or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

         7.8 Headings. The captions contained in this Agreement are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles hereof.

         7.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


HOUSTON PHARMACEUTICALS, INC.           CALLISTO PHARMACEUTICALS, INC.


By: /s/Teresa Priebe                    By: /s/ Gary Jacob
    --------------------------------        ---------------------------------

Name: Teresa Priebe                     Name: Gary Jacob
      ------------------------------          -------------------------------

Title: President                        Title: Chief Executive Officer
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